Exhibit 99.1

October 19, 2004

H&P ANNOUNCES IMPAIRMENT OF OFFSHORE DRILLING ASSETS AND
PORTFOLIO SALES

     Helmerich & Payne, Inc. announced today that a non-cash charge for impairment of certain of its Gulf of Mexico offshore platform rigs will be recorded in its fourth quarter of fiscal 2004 ended September 30. The impairment charge is expected to be in the $48-$53 million range, on a pre-tax basis. The Company’s year-end analysis of the industry conditions and prospective market demand for certain of its offshore platform rigs indicated that the carrying value of the assets would not be recoverable from future estimated cash flows. The offshore rig impairment charge will result in a $0.58 to $0.65 per share reduction in net income. As a result of the impairment charge, the Company will record a financial loss for its fourth quarter, but expects that total net income for the fiscal year 2004 will be slightly positive.

     Helmerich & Payne, Inc.’s President and C.E.O., Hans Helmerich commented: “Although a steady performer since the early ‘80s, our offshore platform rig business has experienced reductions in rig utilization and profitability which reflect the industry-wide downturn in Gulf of Mexico rig activity levels. High commodity prices have not stimulated improved rig activity, resulting in a reevaluation of our asset base in the offshore platform rig market. In conjunction with the impairment charge, the Company retired Rig 108, which brings the number of available platform rigs to eleven. In contrast, Company land rig operations in both the U.S. and international segments, which combined make up 91% of the Company’s rig fleet, have experienced improvement in rig utilizations and margins during the fourth quarter.”

     The Company also announced two separate transactions involving sales of portfolio securities, one recorded during the fourth quarter ended September 30, and one during the first quarter of fiscal 2005. Last month the Company sold 250,000 shares of Schlumberger at $67.42 per share which generated approximately $7,890,000 ($0.16 per share) of net income for the fourth fiscal quarter of 2004 ended September 30. A separate transaction was closed earlier today involving the successful public offering of a portion of the Company’s investment in Atwood Oceanics, Inc. (Atwood). The 2,175,000 share offering of Atwood included 1,175,000 shares of common stock sold by Atwood and 1,000,000 shares of common stock sold by Helmerich & Payne International Drilling Co., as selling stockholder. The final selling price was $48.50 per share, less underwriter’s discount of $2.67 per share, and will generate approximately $16,050,000 ($0.32 per share) of net income for H&P’s first quarter of fiscal 2005 ending December 31, 2004. H&P now owns 2,000,000 shares of Atwood and 1,230,000 shares of Schlumberger, which have a combined market value of approximately $175,000,000.

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News Release
October 19, 2004

     Helmerich & Payne, Inc. (HP/NYSE) is a contract drilling company that owns 88 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, 26 rigs located in South America, one rig in Hungary and 4 rigs in transit to the U.S. from international operations, for a total of 130 rigs. Included in the total fleet of 130 rigs are 50 H&P-designed and operated FlexRigs.

     The information disclosed herein includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by H&P from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, H&P’s actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact: Doug Fears
(918) 588-5208

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